UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 13, 2007

ECC CAPITAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Maryland	001-32430	84-1642470
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1733 Alton Parkway, Irvine, California	92606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 955-8733

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Employment Agreement with Larry Moretti

On June 13, 2007, the registrant entered into a new Employment Agreement (the “Employment Agreement”) with Larry Moretti, the registrant’s Executive Vice President and Chief Administrative Officer. The new Employment Agreement is intended to compensate Mr. Moretti in accordance with his responsibilities and further retain his services in connection with the registrant’s continuing operations after the sale of its wholesale mortgage operations in February 2007. Under the terms of Mr. Moretti’s prior employment agreement, he was paid an annual salary of $200,000 and entitled to receive severance benefits, upon termination under certain circumstances, of $500,000, 25% of which would be paid upon termination and the remaining 75% of which would be paid monthly over a 12 month period.

In order to retain Mr. Moretti’s services for an extended period of time, the registrant and Mr. Moretti agreed to restructure the terms of his employment. The new Employment Agreement provides that Mr. Moretti will still be paid an annual salary of $200,000, but also provides for retention bonuses that, if paid, eliminate the severance benefits Mr. Moretti would have been entitled to receive. The new Employment Agreement provides that, subject to continued employment, Mr. Moretti will receive a lump sum bonus of $400,000 on January 2, 2008 and a lump sum bonus of $100,000 on March 31, 2008. The retention bonuses equal the amount of severance benefits Mr. Moretti would have received under the terms of his prior employment agreement. In addition, the new Employment Agreement provides that Mr. Moretti will receive cash compensation of $48,620 payable on January 2, 2008, in lieu of certain benefits under the prior employment agreement.

As with Mr. Moretti’s prior employment agreement, his new Employment Agreement provides that he is: (1) eligible to participate in the registrant’s standard employee benefit plans; (2) eligible to receive an automobile allowance not to exceed $2,000 per month; and (3) entitled to accelerated vesting of any unvested stock options or restricted stock, such that all outstanding unvested stock options or restricted stock held by him will vest in 12 equal installments on a monthly basis following the termination date and will thereafter be exercisable by him for 90 days following the twelve-month vesting period.

Should any of the foregoing payments or other payments made to Mr. Moretti subject him to an excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, Mr. Moretti generally will also be entitled to a “gross up” payment equal to such excise tax.

The new Employment Agreement supersedes Mr. Moretti’s October 10, 2006 employment agreement with the registrant. The foregoing description of the Employment Agreement is qualified in its entirety by reference to the complete text of the Employment Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Employment Agreement by and between ECC Capital Corporation and Larry Moretti

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECC CAPITAL CORPORATION

June 18, 2007	By:	/s/ Roque A. Santi
Roque A. Santi
President and Chief Financial Officer